Exhibit 99.1

Technical Communications Corporation Reports Results for Third Fiscal Quarter Ended June 25, 2005

    CONCORD, Mass.--(BUSINESS WIRE)--Aug. 10, 2005--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its third quarter of fiscal 2005. The Company reported revenue of $751,000 and a net loss of $60,000, or $(0.04) per share, for the quarter ended June 25, 2005, as compared to revenue of $1,413,000 and net income of $606,000, or $0.45 per share, for the same period in fiscal 2004. For the nine months ended June 25, 2005, the Company reported a net loss of $379,000, or $(0.28) per share, on revenue of $2,493,000, as compared to net income of $962,000, or $0.72 per share, on revenue of $3,573,000 for the same period in fiscal 2004.
    Commenting on corporate performance, Mr. Guild said, "Our performance in the third quarter has shown some anticipated improvement although it is not back to profitable levels. We expect this positive trend to continue into the fourth quarter and are hopeful of a return to profitability. As expressed in our last quarter's release, TCC has several new international requirements for upgraded and expanded secure communications systems which are expected to generate revenue. Orders have been received for the expansion of an airborne secure voice radio system for a government in South America and a satellite based system for a Mideast government using our new CX7200 Multicast Internet encryptor. Acceptance of a major system upgrade by a principal customer in Africa is expected in the fourth quarter and are expected to provide an opportunity for additional sales of systems as well as upgrade kits. During the third quarter, secure telephone systems were sold to a major US defense contractor for international sales operations and a US city government utilizing Homeland Security funding."
    Continuing, Mr. Guild said, "Of significance to our future sales is our activity in Iraq and Afghanistan. TCC has sales initiatives in both countries and TCC radio encryptors have been successfully tested in Iraq and testing is planned for Afghanistan. Equipping the national forces with secure communications is a key element in establishing a capable national security force and TCC's radio encryptors adapt easily and reliably to a variety of radio systems."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-QSB for the fiscal quarters ended December 25, 2004, March 26, 2005 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 25, 2004.


                 Technical Communications Corporation
               Condensed consolidated income statements

                                                 Quarter ended
                                                  (unaudited)

                                           6/25/05         6/26/04

Net sales                              $      751,000  $    1,413,000
Gross profit                                  484,000       1,066,000
S, G & A expense                              366,000         369,000
Product development costs                     188,000          96,000
Operating income (loss)                       (70,000)        602,000
Net income  (loss)                     $      (60,000) $      606,000
Net income (loss) per share:
          Basic                        $       ( 0.04) $         0.45
          Diluted                      $        (0.04) $         0.39

                                               Nine months ended
                                                  (unaudited)

                                           6/25/05          6/26/04

Net sales                              $    2,493,000  $    3,573,000
Gross profit                                1,535,000       2,224,000
S, G & A expense                            1,207,000       1,052,000
Product development costs                     743,000         250,000
Operating income (loss)                      (415,000)        922,000
Net income  (loss)                     $     (379,000) $      962,000
Net income (loss) per share:
          Basic                        $        (0.28) $         0.72
          Diluted                      $        (0.28) $         0.62


                 Condensed consolidated balance sheets

                                           6/25/05          9/25/04
                                         (unaudited)

Cash                                   $    1,472,000  $    2,238,000
Accounts receivable, net                      389,000         330,000
Inventory                                   1,485,000       1,247,000
Other current assets                          117,000         178,000
     Total current assets                   3,463,000       3,993,000
Property and equipment, net                   106,000          77,000
   Total assets                        $    3,569,000  $    4,070,000

Accounts payable                       $      198,000  $      166,000
Accrued expenses and
  other current liabilities                   407,000         579,000
     Total current liabilities                605,000         745,000
     Total stockholders' equity             2,964,000       3,325,000
   Total liabilities and stockholders'
    equity                             $    3,569,000  $    4,070,000


    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287 5100
             www.tccsecure.com